UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 31, 2019

1-800-FLOWERS.COM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26841	11-3117311
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Old Country Road, Suite 500, Carle Place, New York 11514
(Address of Principal Executive Offices, and Zip Code)

(516) 237-6000
Registrant’s Telephone Number, Including Area Code

N/A
 (Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	FLWS	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                          Entry into a Material Definitive Agreement.

On May 31, 2019, 1-800-Flowers.com, Inc. (the “Company”), certain of its U.S. subsidiaries (collectively, the “Subsidiary Guarantors”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, entered into a Second Amended and Restated Credit Agreement (the “Second Amended Credit Agreement”) providing for a term loan facility in favor of the Company, a revolving credit facility in favor of the Company and certain of the Subsidiary Guarantors, and the issuance of letters of credit for the account of the Company or certain of the Subsidiary Guarantors. The Second Amended Credit Agreement amends and restates the Company’s existing amended and restated credit agreement, dated as of December 23, 2016 (filed as Exhibit 10.3 to the Company’s Form 10-Q filed on February 10, 2017) (the “2016 Agreement”).

The Second Amended Credit Agreement amends and restates the 2016 Agreement to, among other modifications to the 2016 Agreement, (i) increase the amount of the outstanding term loan from approximately $97 million to $100 million, (ii) extend the maturity date of the outstanding term loan and the revolving credit facility by approximately 29 months to May 31, 2024, and (iii) decrease the applicable interest rate margins for LIBOR and base rate loans by 25 basis points.

The Second Amended Credit Agreement contains customary provisions for the optional and mandatory prepayment of loans under the term loan facility. Such loans, once prepaid, may not be reborrowed. The term loan facility will mature on May 31, 2024.

Commitments in respect of the revolving credit facility under the Second Amended Credit Agreement are in an original aggregate amount of $200 million and are subject to seasonal reduction to an aggregate amount of $100 million for the period from January 1 through August 1 for each fiscal year of the Company. Amounts borrowed under the revolving credit facility may be prepaid and reborrowed. The revolving credit facility, and all commitments in respect thereof, will terminate, and any outstanding borrowings thereunder will mature, on May 31, 2024. Proceeds of borrowings under the revolving credit facility may be used for working capital and general corporate purposes of the Company and its subsidiaries, subject to certain restrictions.

The Second Amended Credit Agreement is secured by substantially all of the assets of the Company and the Subsidiary Guarantors.

For each borrowing under the Second Amended Credit Agreement, the Company may elect that such borrowing bear interest at an annual rate equal to either (1) a base rate plus an applicable margin varying based on the Company’s consolidated leverage ratio, where the base rate is the highest of (a) the prime rate, (b) the New York fed bank rate rate plus 0.5% and (c) a LIBOR rate plus 1% or (2) an adjusted LIBOR rate plus an applicable margin varying based on the Company’s consolidated leverage ratio.

The Second Amended Credit Agreement requires that while any borrowings or commitments are outstanding the Company comply with certain financial covenants and affirmative covenants as well as certain negative covenants that, subject to certain exceptions, limit the Company’s ability to, among other things, incur additional indebtedness, make certain investments and make certain restricted payments. The Second Amended Credit Agreement also contains customary representations and warranties and events of default, including payment defaults. If such an event of default occurs, the lenders would be entitled to take various actions, including the acceleration of amounts due under the Second Amended Credit Agreement and other actions permitted to be taken by a secured creditor.

In the ordinary course of their respective businesses, the lenders and their affiliates have engaged, and may in the future engage, in commercial banking and financing transactions with the Company and its affiliates.

The summary of certain terms of the Second Amended Credit Agreement in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03                          Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information regarding the Company’s entry into the Second Amended Credit Agreement provided under Item 1.01 above is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Exhibit
10.1	Second Amended and Restated Credit Agreement, dated as of May 31, 2019, among 1-800-Flowers.com, Inc., the subsidiary borrowers party thereto, the subsidiary guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1-800-FLOWERS.COM, INC.
Date: June 4, 2019	By	/s/ William E. Shea
William E. Shea
Senior Vice President, Treasurer and Chief Financial Officer